Exhibit 10.5

		[LOGO]

1.	Date of Agreement	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
	Jan .1, 2004
		STANDARD SHIP MANAGEMENT AGREEMENT

		CODE NAME: “SHIPMAN 98”
		Part I

2.	Owners (name, place of registered office and law of registry) (Cl. 1)	3.	Managers (name, place of registered office and law of registry) (Cl. 1)
	Granite Shipping company Limited
	Name		Name
	Monrovia, Liberia		Frontline Management (Bermuda) Ltd.
	Place of registered office		Place of registered office
	Liberia		Hamilton, Bermuda
	Law of registry		Law of registry
			Bermuda

4.	Day and year of commencement of Agreement (Cl. 2)
	See Clauses 2 and 17

5.	Crew Management (state “yes” or “no” as agreed) (Cl. 3.1) Yes	6.	Technical Management (state “yes” or “no” as agreed) (Cl. 3.2)
			Yes

7.	Commercial Management (state “yes” or “no” as agreed) (Cl. 3.3)	8.	Insurance Arrangements (state “yes” or “no” as agreed) (Cl. 3.4)
	No		Yes

9.	Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5) Yes	10.	Sale or purchase of the Vessel (state “yes” or “no” as agreed) (Cl. 3.6)
			No

11.	Provisions (state “yes” or “no” as agreed) (Cl. 3.7)	12.	Bunkering (state “yes” or “no” as agreed) (Cl. 3.8)
	Yes		No

13.	Chartering Services Period (only to be filled in if “yes” stated in Box 7) (Cl. 3.3(i))	14.	Owners’ Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3)
			6.3 (i), (ii) and (iii)

15.	Annual Management Fee (state annual amount) (Cl. 8.1)	16.	Severance Costs (state maximum amount) (Cl. 8.4(ii))
	See Clause 21.1 and 21.2

17.	Day and year of termination of Agreement (Cl. 17) See Clause 17	18.	Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19)
			19.1

19.	Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20)	20.	Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)
	c/o Ship Finance International Limited		Par-La-ville Place
	Par-La-Ville Place		14 Par-La-Ville Road
	14 Par-La-Ville Road		Hamilton, Bermuda HM 08
	Hamilton, Bermuda HM 08		Attention: Managing Director
	Attention: Managing Director		Facsimile: +1 441 295 3494
	Facsimile: +1 441 295 3494

It is mutually agreed between the party stated ins Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annex~~es~~ “A” (Details of Vessel), ~~“B” (Detail of Crew), “C” (Budget) and “D” (Associated vessels)~~ attached hereto, shall be performed subject to the conditions contained herein.  In the event of a conflict of conditions, the provisions of PART I and Annex~~es “A”, “B”, “C”and “D”~~ shall prevail over those of PART II to the extent of such conflict but no further..

Signature(s) (Owners)		Signature(s) (Managers)

/s/ [ILLEGIBLE] (POA)		/s/ [ILLEGIBLE] / (POA)

	Approved by
	the Documentary Committee of The		Approved by
Printed by BIMCO’s Idea	Japan Shipping Exchange Inc., Tokyo		the International Ship Managers’ Association (ISMA)

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which in not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

Date of Agreement:

      , 2004

Name of Vessel(s):

Particulars of Vessel(s):

See description Annex 1

ANNEX 1
DESCRIPTION OF VESSEL

Sent by:: Wallem Shipmanagement, Inc.	954 725 009;	12/09/03 3:15PM; JetFax #416;Page 17/28
Received at: 9h 41m, 12/9/2003	FRONT GRANITE
P 002
12/09/03 14:29 FAX NO.:
[ILLEGIBLE]

[LOGO]	KONGERIKET NORGE
(NORWAY)

INTERNASJONALT MALEBREY (1969)
International Tonnage Certificate 1969

[ILLEGIBLE]

PART II

“SHIPMAN 98” Standard Ship Management Agreement

1.              Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings, hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

“Vessel” means the vessel or vessels details of which are set out in Annnex “A” attached hereto.

“Crew” means the Master, officers and ratings of the Vessel~~numbers, rank and nationality specified in Annex “8” attached hereto~~.

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

“Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repetriation, injury, shipwreck unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“STCW 95”means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

“Time Charter” means the time charterparty between Owners as owners and Frontline Shipping Limited (the “Time Charterers”) as charterers effective as of January 1, 2004.

“Charters Ancilliary Agreement” means that certain agreement by and among, inter alia, Ship Finance International Limited, Frontline Ltd., the Time Charterers, the Owners and certain of Ship Finance International Limited’s other vessel-owning subsidiaries with respect to, inter alia, theTime Charter.

“Agreement” means Part I, Part II, including Rider Clauses 21 to 37, as well as Annex A.

2.              Appointment of Managers

With effect from the effective date of the Time Charter ~~day and year stated in Box 4 and~~ continuing unless and until terminated as provided herein, the Owners herby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

[FOR VESSELS CURRENTLY UNDER BAREBOAT TO 3RD PARTIES, THIS AGREEMENT SHALL BECOME EFFECTIVE FROM THE DATE OF ACTUAL PHYSICAL DELIVERY UNDER THE TIME CHARTER – THIS CLAUSE WILL BE MODIFIED AS NECESSARY TO REFLECT SUCH STATUS]

3.              Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1 Crew Management

(only applicable if agreed according to Box 5)

The Managers shall provide at their own cost suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 Requirements and the Time Charter, provision of which includes but is not limited to the following functions:

(i)             selecting and engaging the Vessel’s Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(ii)          ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)       ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

(iv)      ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)         arranging transportation of the Crew, including repatriation;

(vi)      training of the Crew and supervising their efficiency;

(vii)   conducting union negotiations;

(viii) operating the Managers’ drug and alcohol policy unless otherwise agreed;

(ix)        ensuring that any compliants from the Time Charterers with respect to the conduct of the Crew are immediately investigated, communicating the results of such investigation to the Time Charterers and if such complaints are well founded ensuring that changes in the appointments are made without delay.

3.2       Technical Management

(only applicable if agreed according to Box 6)

Subject to the limitations set forth in Clause 25.6. The Managers shall provide at their own cost technical management which shall include the performance of each and all of the Owners’ obligations to the Time Charaters in accordance with the terms of the Time Charter and meeting all liabilities and obligations of the Owner arising under the Time Charter to the Time charterers or any third party which also includes, but is not limited to, the following functions:

(i)             provision of competent personnel to supervise the Maintenance, and general efficiency and, if necessary, restoration of the Vessel in accordance with the conditions stipulated in Clause 1 and 2(a) of the Time Charter;

(ii)          arrangement and supervision of dry dockings, repairs, alterations and the [ILLEGIBLE] (including, if necessary, [ILLEGIBLE]) of the Vessel to the standards required ~~by~~ of the Owners by class ~~and provided that~~ the Managers shall ~~be entitled to~~ incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel ~~and of the places where she trades~~ (including, if required, the provision of [ILLEGIBLE] certificates), and all requirements and recommendations of the classification society;

(iii)       arrangement of the supply of necessary stores, spares and lubricating oil;

(iv)      appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v)         development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 ~~and 5.3~~).

(vi)      Functions as per (iv) and (v) above to be effected after due consultation with Owners and Time Charterers.

~~3.3       Commercial Management~~

~~(only applicable if agreed according to Box 7)~~

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“SHIPMAN 98” Standard Ship Management Agreement

~~The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:~~

~~(i)    providing chartering services in accordance with the Owners’ instructions which include, but are not limited to, cooking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel.  If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.~~

~~(ii)   arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.~~

~~(iii)  providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;~~

~~(iv)  issuing of voyage instructions;~~

~~(v)   appointing agents;~~

~~(vi)  appointing stevedores;~~

~~(vii) arranging surveys associated with the commercial operation of the Vessel.~~

3.4  Insurance Arrangements

(only applicable if agreed according to Box 8)

The Managers shall arrange at their own cost insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.

3.5  Accounting Services

(only applicable if agreed according to Box 9)

The Managers shall at their own cost:

(i)    establish an accounting system with respect to the management, operation and maintenance of the Vessel (including accounting for insurance costs, deductibles, claims and collections) which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records,

(ii)          maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.

~~3.6  Sale or Purchase of the Vessel~~

~~(only applicable if agreed according to Box 10)~~

~~The Managers shall, in accordance with the Owners’ Instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation of the same.~~

3.7  Provisions (only applicable if agreed according to Box 11)

The Managers shall at their own cost arrange for the supply of provisions.  The Owners acknowledge that all provisions, stores, lubricating oil and other consumables on board on the date when this Agreement takes effect are the property of the Managers.  Upon redelivery, the Owners shall pay the Managers for all provisions on board at cost.

~~3.8  [ILLEGIBLE] (Only applicable if agreed according to Box 12)~~

~~The Managers shall arrange for the provision of bunkar fuel of the quality specified by the Owners as required for the Vessel’s trade.~~

4.     Managers’ Obligations

4.1 The Managers undertake to use their best endeavours to provide the agreed Management Services ~~as agents for and on behalf of the Owners~~.  In accordance with the terms of the Time Charter and sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5.     Owners’ Obligations

5.1 The Owners shall pay the Warranted Amounts referred to in Clause 21 ~~all sums~~ due to the Managers punctually in accordance with the terms of this Agreement.

5.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:

~~(i)    procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;~~

~~(ii)~~   instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers’ safety management system.

~~5.3 Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the “Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.~~

6.     Insurance Policies

The ~~Owners~~ Managers shall procure, ~~whether by instructing the Managers under sub-clause 3.4 or otherwise,~~ that throughout the period of this Agreement including during any off-hire time:

6.1 at the ~~Owners’~~ Managers’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

(i)             usual ?? and machinery marine risks (including crew negligence) and excess liabilities according to Norwegian or similar standard;

(ii)          protection and indemnity risks (including pollution risks and Crew insurances) with a P & I Club that is a member of the International Group of P&I Clubs; and

(iii)       war risks (including protection and indemnity and crew risks) in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations ~~(“the Owners’ Insurances”);~~

6.2 all premiums and calls on the ~~Owners’~~ Insurances are paid promptly by their due date,

6.3 the ~~Owners’~~ Insurances name the ~~Managers~~ Owners, the Time Charterers and the Managers and, subject to underwriters’ agreement, any third party designated by the ~~Managers~~ Owners, the Time Charterers and/or the Managers as a joint assured, with full cover, with the ~~Owners~~ Managers obtaining cover in respect of each of the insurances specified in sub-clause 6.1;

(i)             on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the ~~Owners’~~ insurances; or

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“SHIPMAN 98” Standard Ship Management Agreement

~~(ii)          if reasonably obtainable, on terms such that neither the Mangers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances; or~~

(iii)  on such other terms as may be agreed in writing between the Manager and the Owners, but in all cases subject to the terms and conditions that the Owners shall have agreed with the mortgages of the Vessel.

Indicate alternative (i), (ii) or (iii) in Box 14, if Box 14 is left blank then (i) applies.

6.4 written evidence is provided, to the reasonable satisfaction of the Managers Owners, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the ~~Owners’~~ Insurances.

~~7.              Income Collected and Expenses Paid on Behalf of Owners~~

~~7.1 All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and ony interest thereon shall be held to the credit of the Owners in a separate bank account.~~

~~7.2 All expense incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8 may be debited against the Owners in the account referred to under sub clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand.~~

8.              Management ChargeFee

8.1 The Owners shall pay to the Managers for their services as Managers and for the provision of all Management Services under this Agreement the~~on~~ Warranted Amounts ~~annual management~~ fee referenced in Clauses 21.1 and 21.2 ~~as stated in Box 15~~ which shall be payable by equal monthly instalments in advance, the first instalment being payable on the effective date~~commencement~~ of this Agreement (see Clause 2 and Box 4) and subsequent instalments being payable every month.

8.2 The management chargefee shall be fixed and final for the entire duration of this Agreement.  ~~subject to an annual review on the anniversary date of the Agreement and the proposed fee shall be presented in the annual budget referred to in sub-clause 9.1~~.

8.3 The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery.  ~~Without limiting the generally of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, traveling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.~~

~~8.4 In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clause 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of the “management fee” payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of three calendar months are from the termination date.  In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1:~~

~~(i)             the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months and~~

~~(ii)          the Owners shall pay on equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in Box 16~~.

8.5 If the Owners decide to lay-up the Vessel whilst this Agreement remains in force ~~and such lay-up lasts for more than three months~~, an appropriate reduction of the management charge specified in this Clause 8 shall be made subject to (i) adjustments to reflect any net increase in expenditure reasonably incurred or any net saving which would be reasonably made by the Managers as a result of such lay-up and (ii) the agreement of the Time Charterers~~fee for the period exceeding three months until one month before the Vessels is again put into service shall be mutually agreed between the parties.~~

~~8.6 Unless otherwise agreed in writing off discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.~~

9.              Budgets and Management of Funds

~~9.1 The Managers shall present to the Owners annually a budget for the following twelve months in such form as the Owners require.  The budget for the first year hereof is set out in Annex “C” hereto.  Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the anniversary date of the commencement of this Agreement (see Clause ? and Box 4).~~

~~9.2 The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.~~

~~9.3 Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month up-date this estimate.  Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ongoing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, [ILLEGIBLE] or provisions.  Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account.~~

~~9.4 The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners monthly or at such other intervals as mutually agreed.~~

~~9.5 Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use of commit their own funds to finance the provision of the Management Services.~~

10.       Managers’ Right to Sub-Contract

The Managers shall ~~not~~ have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-clause 3.1 and 4.2, ~~without the prior written consent of the Owners which shall not be unreasonably withheld,~~ in the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.       Responsibilities

11.1 Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature of kind beyond their reasonable control.

11.2 Liability to Owners —(i) Save as otherwise provided for in the Rider Clauses and without prejudice ~~Without prejudice~~ to sub-clause

11.1 and Clause 27, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel ) and howsoever arising that is outside of the

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“SHIPMAN 98” Standard Ship Management Agreement

~~scope in the course of performance~~ of the Management Services UNLESS same is proved to have resulted solely from the ~~negligence,~~ gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

(ii) Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3  Indemnity - To the extent that they are caused by any act or omission of the Owners ~~Except to the extent and solely for the amount therein set out that the Managers would be liable under sub clause 11.2~~, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4  “Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers ~~are~~ or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.  Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.

13.  General Administration

13.1         The Managers shall at their own cost handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

~~13.2         The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.~~

13.3         The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4         The Owners shall arrange for the provision of any necessary guarantee bond or other security.

~~13.5         Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.~~

14.  Auditing

The Managers shall at their own cost at all times maintain and keep true and correct accounts in compliance with Clause 3.5(i) above and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed.  On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.  Inspection of Vessel

The Owners and the Time Charterers shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel at their own expense for any reason they consider necessary.

16.  Compliance with Laws and Regulations

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessels [ILLEGIBLE] or of the places where she trades.

17.  Duration of the Agreement

This Agreement shall come into effect on the day and year stated in Box 4 and shall continue, subject to Clause 24, until December 31, 2014. ~~the date stated in Box 17.~~

~~Thereafter it shall continue until terminated by other party giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of two months from the date upon which such notice was given.~~

18.  Termination

18.1 Owners’ default

(i)             The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement ~~and/or the owners of any associated vessel, details of which are listed in Annex “D~~”, shall not have been received in the Managers’ nominated account within ten running days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.

(ii)          If the Owners:

(a)          fail to meet their obligations under sub-clauses 5.2 ~~and 5.3~~ of this Agreement for any reason within their control, or

(b)         proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, or

(c )       default in any obligation that (i) has not been

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specifically delegated to the Managers hereunder as part of the Management Services and (ii) results in or is substantially likely to result in the arrest and/or detention of the Vessel, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible.  In the event that the Owners fail to remedy it within 30 days after ~~a reasonable time to the satisfaction of~~ written notice to the Owners from the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.2  Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible.  In the event that the Managers fail to remedy it within 30 days after written notice to the Managers from ~~a reasonable time to the satisfaction of~~ the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing without prejudice to any rights of Owners at such time.

18.3  Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

18.4  For the purpose of sub-clause 18.3 hereof

(i)             the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)          the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred;

(iii)       any sale, assignment, transfer, conveyance or disposition of the shares of the Owner, directly or indirectly through intermediate holding companies, by its sole shareholder, Ship Finance International Limited, to any third party not controlled by Ship Finance International Limited shall be deemed a sale of the Vessel;

18.5 This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.6  The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

19.  Law and Arbitration

19.1  This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators; one to be appointed by each of the parties hereto and the third by the two so chosen; their decision or that of any two of them shall be final.  A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~19.2  This Agreement shall be governed by and construed in accordance with Title [ILLEGIBLE] of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen, their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction.  The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current of the time when the arbitration proceedings are commenced.~~

~~19.3  This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~19.4  If Box18 in Part I is not appropriately filled in, sub-clause 1[ILLEGIBLE].1 of this Clause shall apply.~~

~~Note: 19.1, 19.2 and 19.3 are alternatives indicate alternative agreed in Box 18.~~

20.  Notices

20.1  Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

20.2  The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

Management Agreement Rider Clauses

“~~[VESSEL NAME]~~”FRONT GRANITE”

21.                               Management Charge

21.1                            The Owners shall fund the Managers as provided hereinafter:

i.                                          The Managers warrant to the Owners that the operating costs of the Vessel in performing the Time Charter do not exceed the Warranted Amounts as stated in Clause 21.2. The Owners shall remit to the Managers funds for the operating costs of the Vessel by monthly advance payments in an amount equal to the aggregate Warranted Amounts for the relevant period.  With respect to the Managers’ services to be provided under this Agreement in connection with the Vessel, including the obligations of the Owners which the Managers have specifically undertaken to perform under the Time Charter pursuant to Clause 24, the Manager agrees to be liable for the cost of all such services, provided that with respect to environmental liabilities, the Managers shall not be liable for any amounts in excess of applicable protection and indemnity association coverage.

ii.                                       Owners shall fund the Managers 365 days per year (366 days per leap year) in accordance with the Warranted Amounts.

21.2                           Warranted Amounts

The Warranted Amounts, referred to in Clause 21.1 (i) including but not limited to insurance premiums, annual taxes and registration fees and dry-docking reserves are as follows:

Year	Warranted Amount per day in US$
2004	6,500
2005	6,500
2006	6,500
2007	6,500
2008	6,500
2009	6,500
2010	6,500
2011	6,500
2012	6,500
2013	6,500
2014	6,500
2015	6,500

The Owners warrant that they will remit promptly but under no circumstances later than within four (4) banking days after the scheduled payment of any Charter hire under the Time Charter the aggregate of the Warranted Amounts to the Managers for the relevant period.

22.                               Drug and Alcohol Policy

The Managers shall have a policy on drug and alcohol abuse (“Policy”) applicable to the Vessel which meets or exceeds the standards in the Oil International Marine Forum Guidelines for the control of Drug and Alcohol onboard Ship, as may be amended from time to time.

23.                               Financial Responsibility in Respect of Pollution Clause

23.1.                       The Managers warrant that throughout the currency of this Agreement they will provide the Vessel with all trading certificates.

23.2                          Notwithstanding anything whether printed or typed herein to the contrary, the Owners shall not be required to establish or maintain financial security or responsibility in respect of oil or other pollution damage to enable the Vessel lawfully to enter, remain or leave any port, place, territorial or contiguous waters of any country, state, territory in performance of the Time Charter.

24.                               Acknowledgement of Time Charter

The Managers have read and are familiar with the terms of the Time Charter, and acknowledge that the Owners’ ability to perform under the Time Charter is dependent on the Managers’ due performance of their obligations hereunder.  Accordingly, the Managers undertake to perform as part of its Management Services the duties and obligations of the Owners under the Time Charter as if such duties and obligations were specifically set forth herein as duties and obligations of the Managers.

The Managers further undertake (without limitation to the generality of the foregoing) to meet each and all of the Owner’s liabilities and obligations under the Time Charter in accordance with the terms, conditions and requirements of the Time Charter including: delivery of the Vessel; maintenance of the Vessel; payment of insurance premiums and calls; payment of insurance deductibles; the discharging of liens and third party claims on the Vessel; payment for provisions, wages and stores etc.; carrying out repairs; ensuring proper storage; drydocking the Vessel; meeting the cost of salvage expenses; meeting any claims from cargo owners; and, releasing the Vessel from arrest.

In the event that the Time Charter is terminated for any reason, either party may terminate this Agreement upon notice to the other.

25.                               Eligibility Clause

25.1                         The Managers warrant that the Vessel will be at all times and in all respects eligible under applicable conventions, laws, regulations, rules, ordinances, decrees and international conventions. The Owners have the right at any time to audit the Mangers’ office system in this respect. The Managers warrant that the Vessel at all times will have onboard for inspection by the appropriate authorities, all certificates including trading certificates, records, compliance letters, contingency plans including SOPEP and other documents required for its service, including but not limited to the US Coast Guard Certificate of Financial Responsibility and certificates, records and other documentation required by US Oil Pollution Act of 1990.

25.2                          The Managers warrant that the Vessel does, and will fully comply with all applicable conventions, laws, regulations and ordinances of any international, national states or local government entity having jurisdiction including but not limited to the US Federal Water Pollution Control Act as amended, the International Convention for the Prevention of Pollution from Ships (MARPOL 1973) as amended together with 1978 Protocol and 1984 (SOLAS 1974) as amended together with 1978 Protocol and 1981/1983 amendment thereto, IMO Regulations.

25.3                         The Managers shall make available, upon the Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or crew which the Owners need in order to demonstrate compliance with ISM Code and STCW 95 or to defend a claim against a third party.

25.4                         The Managers are furthermore to ensure that:

i.                  the Vessel is inspected semi-annually by the Managers’ technical superintendent who physically verifies the condition of the Vessel, the planned maintenance programmes performance, and reviews the Vessel’s maintenance planning for the next six months, and

ii.               the Vessel’s maintenance is monitored through analysis of planned maintenance records, requisitions and reports, and

The Managers shall indemnify the Owners for any delays, losses, expenses or damages arising as a result of failure to comply with this Clause at the agreed Time Charter hire rate.

25.5                          The Managers will exercise due diligence in making the Vessel seaworthy and maintaining her in that condition during the entire period of this Agreement.

25.6                          Nothing in this Clause 25 or in this Agreement shall be construed so as to impose an obligation on the Managers to convert any non-double hull vessel into a double hull vessel.

26.                              VRP Requirement Clause

The Managers warrant that

i.                  the Vessel will have whenever necessary an approved response plan for the Vessel (“VRP”) which meets in full the requirements of any environmental legislation that has been enacted and any regulations issued pursuant thereto in any jurisdiction where the Vessel is to call (including, without limitation O.P.A. 1990, the governmental regulations issued thereunder and any change, rule or regulation in substitution of, or supplementary to, such regulations) (collectively “VRP Requirements”), and

ii.               the VRP shall be approved and the Vessel operated in compliance therewith, when and as required by the VRP Requirements, and

iii.            the Manager and the Vessel fully meet all VRP Requirements.

27.                               Managers’ Responsibility for Off-Hire

The Managers agree to indemnify the Owners for any days of off-hire (pursuant to Clause 21 of the Time Charter and Clause 6.1 of the Charter Ancillary Agreement) or reduced hire (pursuant to Clause 24 of the Time Charter) with respect to the Vessel under the Time Charter such that in any given calendar year (or leap year) the Owners shall have received from the Time Charterers and the Managers, on a combined basis, a total of 360 (or 361) days of charter hire at the rate applicable to such Vessel pursuant to Clause 44 of the Time Charter or Section 3.1 of the Charter Ancillary Agreement, as the case may be; provided, however, that any amounts paid by the Managers in respect of off-hire or reduced hire under this Clause 27 shall be in accordance with the applicable rate set forth in Clause 44 of the Time Charter such that even if the Time Charterers defer payments of charter hire pursuant to Article III of the Charter Ancillary Agreement the Managers shall reimburse for off-hire (pursuant to Clause 21 of the Time Charter and Clause 6.1 of the Charter Ancillary Agreement) or reduced hire (pursuant to Clause 24 of the Time Charter) at the rate set forth in Clause 44 of the Time Charter rather than the deferred rate; provided, further, that nothing in this Clause 27 shall be construed so as to impose an obligation on the Managers to indemnify the Owners for the payment of charter hire by the Time Charterers under the Time Charter other than off-hire (pursuant to Clause 21 of the Time Charter and Clause 6.1 of the Charter Ancillary Agreement) or reduced hire (pursuant to Clause 24 of the Time Charter).

28.                               SCAC Code Clause

The Managers warrant that, in accordance with 19 CFR 4.7a and 178.2 as amended, it has a Standard Carrier Alpha Code (SCAC) which will prefix a Bill of Lading serial number and forms the “Unique Identifier” to be entered on all Bills of Lading, cargo manifest, cargo declaration and other cargo documents relating to carriage of goods to the United States as may be provided for hereunder. The Managers shall indemnify the Owners for any losses or delays due to the failure to comply with the foregoing.

29.                               Communications

All communications under this agreement shall be in the English language.

31.                              O.C.I.M.F. Clause

Managers shall ensure that the Vessel fully complies and will so remain throughout the period of this Agreement with OCIMF Standards and Recommendations for Oil Tankers, 1981 International Safety Guide for Oil Tankers and Terminals, Standards for Oil Tankers Manifold Associated Equipment (latest editions), Ship to Ship Transfer Guide (Petroleum) (latest edition) and Recommendation for Equipment Employed in the mooring of the ship at single point moorings (latest editions) and any amendment thereto.

32.                              Assignment Clause

The Owners may assign all of their rights this Agreement to any mortgagee of the Vessel on the following conditions: (i) all of the vessel-owning subsidiaries of Ship Finance International Limited that are party to the Charter Ancillary Agreement shall have similarly assigned or agreed to assign their rights and obligations under the management agreements with the Managers to which each is a party and (ii) such assignment shall not otherwise prejudice the rights of the Managers to terminate this

Agreement in the event that the Time Charter is cancelled in accordance with Clause 24.  Upon satisfaction of the conditions set forth above, Managers hereby agree to enter into an acknowledgement of such assignment in such form as such mortgagee may reasonably require.

33.                              Flag Clause

The Managers shall have the right to have title of the Vessel registered in another jurisdiction identified on the United Nation’s White List, as may be amended from time to time, at any time at the Managers’ cost and expense (including any higher operating costs incurred thereby).  A change of flag shall be subject to the consent of the Owners which shall be withheld only if any mortgagees with a security interest in the Vessel withhold consent.

34.                              Third party rights

Except as may be otherwise agreed in writing by the parties with any third party, a person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provisions of this Agreement under The Contracts (Rights of Third Parties) Act 1999, and, without limitation, no consent of any such person shall be required for the rescission or amendment of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

35.                              Owners’ right to bareboat charter the Vessel; Suspension of Agreement

Owners’ shall have the right to bareboat charter the Vessel to an unrelated third party if so requested by the Time Charterer under the Time Charter.  In the event that the Owners enter into a bareboat charter (the “Bareboat Charter”) with an unrelated third party with respect to the Vessel, the obligations of the both the Owners and the Managers under this Agreement shall be suspended until such time as the Vessel has been redelivered pursuant to the terms of the Bareboat Charter. The Managers and Owners hereby agree that the obligations of both the Owners and the Managers under this Agreement shall be automatically reinstated at such time as the Vessel has been redelivered under the Bareboat Charter.  For the avoidance of doubt, during such time as any Bareboat Charter is in effect, the Owners shall not be required to pay to the Managers the Warranted Amounts set forth in Clause 21 and the Managers shall not be required to provide any services with respect to the Vessel.

36.                              Indemnification

The Managers hereby indemnify the Owners against the consequences of any failure by the Managers to comply with the requirements of this Agreement and related documentation including (without limitation) any claims made by the Time Charterer against the Owners resulting from a failure of the Managers to perform their obligations under this Agreement; provided that Managers’ indemnification for environmental matters shall not extend beyond the protection and indemnity coverage with respect to the Vessel required hereunder.

The Managers also agree to indemnify the Owners against the consequences of any insurer with respect to the Vessel failing to pay out any claim in full; provided that the Managers’ indemnification for environmental matters shall not extend beyond the protection and indemnity coverage with respect to the Vessel required hereunder.

37.                              Changes/Improvements Necessary for the Operation of the Vessel or Imposed by Legislation or Class

37.1.                      In the event any improvement, structural change or the installation of new equipment is imposed by compulsory legislation and/or class rules, Manager shall at their own cost effect such improvement, changes or installation, except to the extent the Time Charterers elect to do so in accordance with the terms of the Time Charter.

37.2                         In the event any improvement, structural change or the installation of new equipment is deemed necessary by the Managers for the continued operation of the Vessel, Managers shall have the right at their own cost to effect such improvement, changes or installation, with the Owners’ consent which shall not be unreasonably withheld.

37.3                         The Owners have to be notified in writing in advance by the Managers about any changes and/or improvements as per Clauses 37.1 and 37.2.

37.4                           Any change, improvement or installation made pursuant to this Clause 37 shall become the property of the owners.

37.5                           Nothing in this Clause 37 or in this Agreement shall be construed so as to impose an obligation on the Managers to convert any non-double hull vessel into a double hull vessel.

ANNEX A

DESCRIPTION OF VESSEL